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                                                                     EXHIBIT 3.2
                           CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION



                            CERTIFICATE OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION
                                       OF
                         COMMONWEALTH ENERGY CORPORATION


                  The undersigned certify that:

         1. They are the president and secretary, respectively of COMMONWEALTH ENERGY CORPORATION, a California corporation.

         2. Article Four of the Articles of Incorporation of this corporation is amended to read as follows:

                           This corporation is authorized to issue two classes
                  of shares which shall be designated "common" shares and "preferred" shares. The total amount of common shares that may be issued is fifty million (50,000,000). The total number of preferred shares that this corporation shall have the authority to issue is ten million (10,000.000). Said preferred shares shall have the rights, privileges and preferences as determined by the board of directors from time to time.

         3. The foregoing amendment of Articles of Incorporation has been duly approved by the board of directors.

         4. The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 and Section 903, California Corporations Code. The total number of outstanding common shares of the corporation is 10,939.931. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%. The total number of outstanding preferred shares of the corporation is 919,000. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

                  We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date: December 31, 1998                 /s/ David Mensch
                                        ---------------------------------------
                                        David Mensch, President

/s/ Donnie E. Price
-------------------------------
Donnie E. Price, Secretary